                                                                      EXHIBIT 11
                                                                      ----------

                      THE LIMITED, INC. AND SUBSIDIARIES

                       COMPUTATION OF PER SHARE EARNINGS

                     (Thousands except per share amounts)

                                        Thirteen Weeks Ended
                                        --------------------
                                         May 4,    April 29,
                                          1996        1995
                                        --------   ---------
Net income                              $ 28,152    $ 39,211
                                        ========    ========

Common shares outstanding:

  Weighted average                       379,454     379,454

  Dilutive effect of stock options           550         650

  Weighted average treasury shares       (69,513)    (22,129)
                                        --------    --------

  Weighted average used to calculate
    net income per share                 310,491     357,975
                                        ========    ========

Net income per share                        $.09        $.11
                                        ========    ========

Note:  Exercise of the Wexner Agreement (which cannot occur prior to February 1,
       1998) was determined not to dilute reported earnings per share.

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